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                                                                   Exhibit 23.03

                         CONSENT OF INDEPENDENT AUDITORS



TO THE PLANS ADMINISTRATION COMMITTEE OF CITIGROUP INC.:

We consent to the incorporation by reference in the Registration Statement No. 333-91308 on Form S-8 of Citigroup Inc. of our report dated June 27, 2002 relating to the statement of net assets available for plan benefits of the Citibuilder 401(k) Plan for Puerto Rico as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K/A-1 as an amendment to the 2001 Annual Report on Form 10-K of Citigroup Inc.


/s/ KPMG LLP

June 27, 2002